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                                                                   EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS



     We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of JDN Realty Corporation for the registration of an aggregate of $600,000,000 for the offering of common stock, common stock warrants, preferred stock and debt securities and to the incorporation by reference therein of our report dated February 21, 1997, with respect to the consolidated financial statements and schedules of JDN Realty Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission and to the incorporation by reference therein of our reports dated September 24, 1997, September 16, 1997, September 16, 1997 and September 24, 1997, with respect to the statements of revenue and certain expenses of The Junction Shopping Center for the period from March 25, 1996 (date of commencement of operations) to December 31, 1996, the River Hills Shopping Center for the period from September 13, 1996 (date of commencement of operations) to December 31, 1996, the Midway Plaza Shopping Center for the period from November 2, 1995 (date of commencement of operations) to December 31, 1995 and the year ended December 31, 1996, and the Bermuda Square Shopping Center for the year ended December 31, 1996, respectively, included in the Current Report on Form 8-K of JDN Realty Corporation dated September 26, 1997, filed with the Securities and Exchange Commission.


                                            /s/ Ernst & Young LLP
Atlanta, Georgia
October 23, 1997